Exhibit 99.1

Mercantile Bancorp, Inc. Declares Regular Quarterly and Special Year-End Cash Dividend

QUINCY, IL-- (BUSINESS WIRE)-November 22, 2005--The Board of Directors of Mercantile Bancorp, Inc. (AMEX: MBR) approved a quarterly cash dividend of 6 cents per share, and a special year-end dividend of 66 cents per share at its regular meeting on November 21.  The combined 72 cents per share dividend is payable December 15, 2005 to stockholders of record at the close of business on December 1, 2005, according to Dan S. Dugan, Chairman, President and CEO.

“This end of year total dividend of 72 cents per share equates to an even 90 cents per share that will have been paid to investors in Mercantile Bancorp for 2005.  This is an increase of over 21% versus the dividend paid in 2004 and we continue on target to finish out the year on a positive note,” according to Dugan.

Mercantile Bancorp, Inc. is a multi-state bank holding company headquartered in Quincy, Illinois.  At September 30, 2005, the Company reported unaudited total assets in excess of $1.11 billion, total loans over $823 million and total deposits over $931 million.  Through its majority-owned subsidiaries, consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services, and asset management, and provides other financial services and products.  In addition, the Company has minority investments in 4 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com <http://www.mercbanx.com>.

This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,”  “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect”, “target” and similar expressions.  These forward-looking statements are subject to significant risks, assumptions and uncertainties.  Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements.  The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

Questions regarding this information should be directed to Mr. Dugan at (217) 223-7300, or by e-mail at investor.relations@mercbanx.com